Results of Shareholder Meeting (Unaudited)

On January 21, 2016, and February 2, 2016, the Funds held Special Combined Meetings of Shareholders to approve a number of proposals, listed below.  All of the proposals were approved.

Proposal 1:  To provide voting instructions from the Hatteras Alpha Hedged Strategies Fund and the Hatteras Managed Futures Strategies Fund regarding the Underlying Fund Proposal to approve the investment advisory agreement between Hatteras Funds, LLC and the UFT, on behalf of the Managed Futures Strategies Portfolio of UFT;
Shares    Shares    Shares
Voted For   Voted Against   Abstained
    22,418,022         16,581                    21,953

Proposal 2:  To provide voting instructions from the Hatteras Alpha Hedged Strategies Fund, the Hatteras Alternative Multi-Manager Fund and the Hatteras Long/Short Equity Fund regarding the Underlying Fund Proposal to approve the investment advisory agreement between Hatteras Funds, LLC and the UFT, on behalf of the Long/Short Equity Portfolio of UFT;
Shares    Shares    Shares
Voted For   Voted Against   Abstained
    22,425,741          14,359                    16,456

Proposal 3:  To provide voting instructions from the Hatteras Alpha Hedged Strategies Fund, the Hatteras Alternative Multi-Manager Fund and the Hatteras Long/Short Debt Fund regarding the Underlying Fund Proposal to approve the investment advisory agreement between Hatteras Funds, LLC and the UFT, on behalf of the Relative Value Long/Short Debt Portfolio of UFT;
Shares    Shares    Shares
Voted For   Voted Against   Abstained
   22,422,946                16,030                   17,580